Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Wolverine World Wide, Inc. Stock Incentive Plan of 2024, of our reports dated February 22, 2024, with respect to the consolidated financial statements and schedule of Wolverine World Wide, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Wolverine World Wide, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
May 10, 2024